Date:	January 19, 2017

Contact:	William W. Traynham, Chief Financial Officer
434-773-2242
traynhamw@amnb.com

Traded:	NASDAQ Global Select Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES INC. REPORTS FOURTH QUARTER 2016 EARNINGS

•	2016 Loan growth $159 million or 15.8%

•	Roanoke and Winston-Salem operations begin

•	Q4 2016 net income of $4.1 million

•	Net interest margin of 3.45% for Q4 2016

•	Average shareholders’ equity for Q4 of $203.6 million is 12.39% of average assets

Danville, VA -- American National Bankshares Inc. (“American National”) (NASDAQ: AMNB), parent company of American National Bank and Trust Company, today announced net income for the fourth quarter of 2016 of $4,122,000 compared to $4,607,000 for the fourth quarter of 2015, a $485,000 or 10.5% decrease. Basic and diluted net income per common share was $0.48 for the fourth quarter of 2016 compared to $0.53 for 2015. Net income for the fourth quarter of 2016 produced a return on average assets of 1.00%, a return on average equity of 8.10%, and a return on average tangible equity of 10.73%.
Net income for the year ended December 31, 2016 was $16,301,000 compared to $15,039,000 for 2015, a $1,262,000 or 8.4% increase. Basic and diluted net income per common share was $1.89 for the 2016 period compared to $1.73 for the 2015 period.

Financial Performance and Overview
Jeffrey V. Haley, President and Chief Executive Officer, reported, “In 2016 we saw loan portfolio growth of $159 million or 15.8%. This increase was the result of vigorous and continuing business development activity and improvement in the local and regional economies. We are delighted to report that the growth was broad based.
“This organic growth has been developing for some time. In 2015, we had a very exciting year with the acquisition of Franklin Community Bank. In 2016, we decided to keep the momentum going, not by acquiring a bank, but by acquiring a team of exceptional bankers. Further, we elected to do this in not one, but two contiguous markets. In September 2016, we announced our de novo efforts in Roanoke, Virginia and Winston-Salem, North Carolina.
“Early results for the de novo operations are very encouraging. Loan production and deposit production are ahead of expectations and represent a significant part of our organic growth. We expect continued strong growth for the next several quarters.
“Loans don’t exist in isolation and deposit growth is equally critical to the health of our balance sheet. Overall deposits are up $108 million or 8.6% over the prior year. Our focus continues to be in developing more core deposit account relationships.
“Net income for 2016 was $16.3 million or $1.89 per diluted share, an increase of $1.3 million or 8.4%.
“A lot of factors impacted earnings in 2016, but the major drivers include the following:
“Provision for loan losses was $250,000 compared to $950,000 for the prior year, a $700,000 decrease.
“The net impact of the de novo operations at year end was $1.2 million to expense, mostly related to additional personnel.
“This was offset by a reduction in non-recurring merger related expense of $2.0 million recorded in 2015.
“American National has a long and enviable legacy of strong capital. We are working to deploy this capital more effectively and efficiently, while still maintaining that fundamental legacy strength. Over the past two years, we have had substantial organic balance sheet growth, the acquisition of Franklin, and the two de novo operations. We intend to continue making the best possible use of our capital to maximize shareholder return, while maintaining capital ratios that are well above regulatory requirements.”

Haley concluded, “To put it succinctly, we had a really good year in 2016. We think our efforts in 2015 and 2016 have set us up for a very good 2017 and an outstanding 2018.”

Capital
American National’s capital ratios remain strong and exceed all regulatory requirements.
For the quarter ended December 31, 2016, average shareholders’ equity was 12.39% of average assets, compared to 12.88% for the quarter ended December 31, 2015.
Book value per common share was $23.37 at December 31, 2016, compared to $22.95 at December 31, 2015.
Tangible book value per common share was $18.08 at December 31, 2016, compared to $17.55 at December 31, 2015.

Credit Quality Measurements
Non-performing assets ($3,552,000 of non-performing loans and $1,328,000 of other real estate owned) represented 0.29% of total assets at December 31, 2016, compared to 0.48% at December 31, 2015.
Annualized net charge offs to average loans were zero basis points for the 2016 fourth quarter, compared to eleven basis points (0.11%) for the same quarter in 2015.
Other real estate owned was $1,328,000 at December 31, 2016, compared to $2,184,000 at December 31, 2015, a decrease of 856,000 or 39.2%.

Merger related financial impact
The acquisition adjustments related to our two recent mergers continue to have a positive impact on net interest income and income before income tax for American National. The impact of the adjustments is summarized below (dollars in thousands):

Acquisition related financial impact

For the quarter ended December 31,	2016	2015
Net interest income	$427	$819
Income before income taxes	$252	$519

For the period ended December 31,	2016	2015
Net interest income	$2,136	$3,322
Income before income taxes	$1,172	$2,121

Net Interest Income
Net interest income before the provision for loan losses increased to $12,646,000 in the fourth quarter of 2016 from $12,444,000 in the fourth quarter of 2015, an increase of $202,000 or 1.6%.
For the 2016 quarter, the net interest margin was 3.45% compared to 3.68% for the same quarter in 2015, a decrease of 0.23%. The decrease in net interest margin was driven by lower yields on earning assets and reduced levels of accretion income.

Provision for Loan Losses and Allowance for Loan Losses
Provision expense for the fourth quarter of 2016 was $50,000 compared to $250,000 for the fourth quarter of 2015, a decrease of $200,000.
The allowance for loan losses as a percentage of total loans was 1.10% at December 31, 2016 compared to 1.25% at December 31, 2015. There was significant growth in the loans outstanding in the fourth quarter, a net of $81.6 million. The need for additional loan loss provision was mitigated by continued high asset quality, low charge offs, and improvement in various qualitative factors, notably economic, political and legal, used in the determination of the allowance.

Noninterest Income
Noninterest income totaled $3,721,000 in the fourth quarter of 2016, compared with $3,818,000 in the fourth quarter of 2015, a decrease of $97,000 or 2.5%.
Trust fees showed a very small decrease of $10,000 (1.0%); revenue for this category is directly impacted by changes in the equity markets. Securities gains showed a $139,000 decrease from the fourth quarter of 2015. Secondary market mortgage income showed an increase of $211,000 (63.4%), related to higher mortgage volume.

Noninterest Expense
Noninterest expense totaled $10,360,000 in the fourth quarter of 2016, compared to $9,466,000 in the fourth quarter of 2015, an increase of $894,000 or 9.4%.
The major driver of this increase is the addition of 19 FTEs in Roanoke and Winston-Salem. Salaries expense for the quarter increased $776,000 or 19.8%, primarily related to the de novos.

About American National
American National Bankshares Inc. is a multi-state bank holding company with total assets of approximately $1.7 billion. Headquartered in Danville, Virginia, American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving southern and central Virginia and north central North Carolina with 26 banking offices and two loan production offices. American National Bank and Trust Company also manages an additional $781 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about the company and the bank is available on the bank's website at www.amnb.com.
Shares of American National are traded on the NASDAQ Global Select Market under the symbol "AMNB."

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws. Certain of the statements involve significant risks and uncertainties. The statements herein are based on certain assumptions and analyses by American National and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies or guidelines; significant changes in the economic scenario; significant changes in regulatory requirements; significant changes in securities markets; and changes regarding acquisitions and dispositions. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in American National's most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. American National does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.